EXHIBIT 99.2

                       VALERO ENERGY CORPORATION ANNOUNCES
                          FINAL MERGER ELECTION RESULTS

SAN ANTONIO - Jan. 9, 2002 - Valero Energy Corporation (NYSE: VLO) today reported the final results of the merger exchange tabulation and calculation process for election forms submitted to the exchange agent by Ultramar Diamond Shamrock (UDS) shareholders. Based on the final tabulation, 47,207,538 shares of UDS common stock were elected to be exchanged for shares of Valero common stock and 18,400,248 shares were elected to receive cash consideration under the terms of the merger agreement between the two companies. UDS shares totaling 7,572,392 were recorded as non-electing shares.

Under the merger agreement and based on the exchange election results, shareholder elections for Valero common stock will be subject to proration. Based on the exchange election results, shareholders electing Valero shares will receive, for each share of UDS common stock, approximately 0.9265 shares of Valero common stock and $16.32 in cash. Shareholders electing cash and non-electing shareholders will receive $49.4683 in cash for each UDS share. The average closing price of Valero common stock for the 10-day measurement period specified in the merger agreement was $35.779. Questions regarding the exchange or tabulation process should be directed to the exchange agent, Computershare Trust Company of New York, at 800/245-7630.

Valero Energy Corporation is a Fortune 100 company based in San Antonio, with more than 20,000 employees and annual revenues of more than $30 billion. The company currently owns and operates 12 refineries in the United States and Canada with a combined throughput capacity of approximately 2 million barrels-per-day, making it one of the nation's top three refiners of petroleum products. Valero is also one of the nation's largest retailers of petroleum products with almost 5,000 retail outlets in the United States and Canada under various brand names including the Diamond Shamrock, Ultramar, Valero, Beacon and Total brands.

For more information about Valero, visit the company's web site at WWW.VALERO.COM.

Statements contained in this press release that state the Company's or management's expectations or predictions of the future are forward-looking statements intended to be covered by the safe harbor provisions of the Securities Act of 1933 and the Securities Exchange Act of 1934. It is important to note that the Company's actual results could differ materially from those projected in such forward-looking statements. Factors that could affect those results include those mentioned in the documents that the Company has filed with the Securities and Exchange Commission.

Contact:
     Valero Energy Corporation, San Antonio
     Investors, Lee Bailey, Vice President, Investor Relations:
     210/370-2139
     or
     Media, Mary Rose Brown, Senior Vice President,
     Corporate Communications: 210/370-2314
     or
     In Eastern Canada:
     Media, Louis Forget, 514/499-6442
     Web Site: http://www.valero.com/